Exhibit 99 (a)

             BOK Financial Reports $51 Million Third Quarter Income
                   Net Interest Revenue Growth Drives Earnings

TULSA, Okla. (Wednesday October 28, 2009) - BOK Financial Corporation reported net income for the third quarter of 2009 of $50.7 million or $0.75 per diluted share. Net income for the previous quarter totaled $52.1 million or $0.77 per diluted share.

Net income for the nine months ended September 30, 2009 totaled $157.8 million or $2.33 per diluted share compared with $117.8 million or $1.74 per diluted share for the nine months ended September 30, 2008. Net income for the nine months ended September 30, 2008 was impacted by $67.6 million of pre-tax charges for loan and energy derivative credit exposure related to a customer bankruptcy filing which reduced net income by approximately $43.9 million or $0.65 per diluted share.

"BOK Financial is pleased with solid performance this quarter, especially considering the continued challenges we see in the economy," said President and CEO Stan Lybarger. "Earnings for the third quarter were based on continued net interest revenue growth, solid fee revenue and controlled operating expenses. The fair value of our securities portfolio improved by $159 million which further strengthened our balance sheet and capital position. However, we recognize the banking industry is far from the end of this depressed credit cycle and we added $19 million to our reserves for credit losses in response to an increase in our non-performing assets."

Highlights of the third quarter of 2009 included:

o Net interest revenue totaled $180.5 million, up $4.9 million compared to the second quarter of 2009. Net interest margin was 3.63% for the third quarter of 2009, up 8 basis points over the second quarter of 2009 largely due to higher loan yields and lower funding costs.

o Fees and commission revenue totaled $120.0 million, down $3.1 million from the previous quarter. Mortgage banking revenue decreased $6.7 million due to lower volume of loans originated during the quarter. Brokerage and trading revenue and deposit service charges increased over the previous quarter.

o Operating expenses totaled $178.7 million, up $3.0 million over the second quarter of 2009. Net losses and operating expenses of repossessed assets and personnel expenses increased over the previous quarter.

o Combined reserve for credit losses totaled $293 million or 2.52% of outstanding loans at September 30, 2009, up from $274 million or 2.27% of outstanding loans at June 30, 2009. Net loans charged off and provision for credit losses were $36.0 million and $55.1 million, respectively, for the third quarter of 2009.

o Non-performing assets totaled $490 million or 4.19% of outstanding loans and repossessed assets at September 30, 2009 compared to $446 million or 3.67% of outstanding loans and repossessed assets at June 30, 2009.

o Available for sale securities totaled $8.4 billion, at September 30, 2009, up $1.1 billion since June 30, 2009. The increase consisted of $1.0 billion of net securities purchased during the quarter and a $159 million net increase in the fair value of securities held in the portfolio. Purchased securities consisted primarily of mortgage-backed securities issued by U.S. government agencies.

o Outstanding loan balances were $11.6 billion at September 30, 2009, down $458 million since June 30, 2009. All major loan categories decreased during the third quarter largely due to reduced customer demand, normal repayment trends and management decisions to exit certain loan types.

o Average deposit balances totaled $15.1 billion for the third quarter of 2009, down $202 million compared with average deposits for the second quarter of 2009. Total period-end deposits grew $440 million in the third quarter of 2009 to $15.1 billion. Growth in demand and interest-bearing transaction deposits was partially offset by decreases in higher-costing time deposits.

o Tangible common equity ratio and tier 1 common equity ratio increased to 7.78% and 10.45%, respectively, at September 30, 2009 from 7.55% and 9.77%, respectively, at June 30, 2009 largely due to lower unrealized losses on securities. The tangible common equity ratio and tier 1 common equity ratio are non-GAAP measures of capital strength used by the Company and investors based on shareholders' equity as defined by generally accepted accounting principles in the United States of America ("GAAP") minus intangible assets and equity that does not benefit common shareholders such as preferred equity and equity provided by the U.S. Treasury's Troubled Asset Relief Program ("TARP") Capital Purchase Program. We chose not to participate in the TARP Capital Purchase Program. Tier 1 capital ratios were 10.56% at September 30, 2009 and 9.86% at June 30, 2009.

o The Company paid a cash dividend of $16.3 million or $0.24 per common share during the third quarter of 2009. On October 27, 2009, the board of directors declared a cash dividend of $0.24 per common share payable on or about December 2, 2009 to shareholders of record as of November 16, 2009.

Net Interest Revenue

Net interest revenue totaled $180.5 million, up $4.9 million over the second quarter of 2009. Net interest margin was 3.63% for the third quarter of 2009 and 3.55% for the second quarter of 2009. The increase in net interest margin over the previous quarter resulted from improved loan pricing and lower funding costs. Loan yield increased 3 basis points over the previous quarter as wider spreads continue to be priced into the loan portfolio. The increased loan yield partially offset a 33 basis point decrease in securities portfolio yield. The cost of interest-bearing liabilities decreased 22 basis points, including a 26 basis point decrease in the cost of interest-bearing deposits and a 9 basis point decrease in the cost of other borrowed funds.

Average earning assets decreased $237 million during the third quarter of 2009, primarily due to a decrease of $516 million in average outstanding loans and a $110 million decrease in average residential mortgage loans held for sale, partially offset by a $406 million increase in average securities, primarily mortgage-backed securities issued by U.S. government agencies.

Average deposits decreased $202 million compared with the second quarter of 2009, due primarily to a $719 million decrease in average time deposits. The Company chose not to renew certain higher-costing time deposits as they matured. The decrease in time deposits was partially offset by a $308 million increase in average interest-bearing transaction accounts and a $209 million increase in average demand deposits. Average funds purchased, repurchase agreements and other borrowed funds increased $189 million from the second quarter of 2009.

Fees and Commissions Revenue

Fees and commissions revenue totaled $120.0 million for the third quarter of 2009, down from $123.1 million for the second quarter of 2009. Mortgage banking revenue totaled $13.2 million for the third quarter of 2009 and $19.9 million for the second quarter of 2009, still well above historic levels. Mortgage loan originations totaled $536 million for the third quarter of 2009, down from the historic high of $1.0 billion in the second quarter of 2009 as the impact of government initiatives to lower national mortgage interest rates began to lessen. The decrease in mortgage-banking revenue was partially offset by growth in brokerage and trading revenue and deposit service charges. Brokerage and trading revenue increased $3.2 million primarily due to investment banking activity. Deposit service charges increased $2.0 million due to higher overdraft fees.

Operating Expenses

Operating expenses totaled $178.7 million for the third quarter of 2009, up $3.0 million from the preceding quarter. Operating expenses increased $10.8 million due to changes in the fair value of mortgage servicing rights and decreased $11.8 million due to an FDIC special assessment in the second quarter of 2009. Excluding the impact of the change in the fair value of the mortgage servicing rights and the FDIC special assessment, operating expense increased $3.9 million. Personnel expenses were up $1.8 million and net losses and operating expenses of repossessed assets were up $2.5 million. All other operating expenses were down $433 thousand due to Company-wide initiatives to control operating expenses.

Credit Quality

Non-performing assets continued to increase across most sectors of the loan portfolio and geographic markets during the third quarter of 2009. Non-performing assets totaled $490 million or 4.19% of outstanding loans and repossessed assets at September 30, 2009 which consisted of non-accruing loans of $383 million, renegotiated loans of $17 million (including $11 million of residential mortgage loans guaranteed by U.S. government agencies) and $90 million of real estate and other repossessed assets. Total non-performing assets increased $44 million during the third quarter.

Non-accruing loans totaled $383 million or 3.30% of outstanding loans at September 30, 2009, compared with $353 million or 2.92% of outstanding loans at June 30, 2009. Approximately $111 million of non-accruing loans have been charged-down from original values of $234 million to amounts management expects to recover. During the third quarter of 2009, $105 million of new non-accruing loans were identified, offset by $28 million in charge offs, $21 million in foreclosures and $13 million in payments received. In addition, the Company sold $25 million of the face amount of its SemGroup bankruptcy claims which reduced non-accruing energy loans by $13 million.

Non-accruing commercial loans totaled $128 million or 2.01% of total commercial loans at September 30, 2009. Non-accruing commercial loans increased $1.8 million since June 30, 2009. Newly identified non-accruing commercial loans totaled $36 million, primarily in the energy and services sector of the portfolio.

Non-accruing commercial real estate loans totaled $212 million or 8.30% of outstanding commercial real estate loans at September 30, 2009. Total non-accruing commercial real estate loans increased $23 million since June 30, 2009, including a $16 million increase in loans secured by land, residential lots and residential construction properties, $4.7 million increase in loans secured by retail facilities and a $3.7 million increase in loans secured by commercial office buildings. Non-accruing commercial real estate loans attributed to various markets included $99 million or 38% of commercial real estate loans in Arizona, $39 million or 16% of commercial real estate loans in Colorado, $31 million or 4% of commercial real estate loans in Oklahoma, $22 million or 6% of commercial real estate loans in New Mexico and $16 million or 3% of commercial real estate loans in Texas.

Non-accruing residential mortgage loans totaled $38 million or 2.09% of outstanding residential mortgage loans at September 30, 2009, a $2.4 million increase over June 30, 2009. The distribution of non-accruing residential mortgage loans among various markets included $14 million or 4% of mortgage loans in Texas, $12 million or 1% of mortgage loans in Oklahoma and $6 million or 11% of mortgage loans in Arizona. Mortgage loans past due 30 to 89 days were $32 million compared to $27 million at June 30, 2009.

The combined reserve for credit losses totaled $293 million or 2.52% of outstanding loans and 77% of non-accruing loans at September 30, 2009. The allowance for loan losses was $281 million and the reserve for off-balance sheet credit losses was $12 million. During the third quarter of 2009, the Company recognized a $55.1 million provision for credit losses. Net losses charged against the allowance for loan losses totaled $36.0 million or 1.21% annualized of average outstanding loans.

Real estate and other repossessed assets totaled $90 million at September 30, 2009, up $14 million from June 30, 2009. Real estate and other repossessed assets increased by $21 million in additions offset by $4 million in sales and $3 million in write-downs based on updated appraisals. Real estate and other repossessed assets included $50 million of 1-4 family residential properties and residential land development properties, $22 million of developed commercial real estate properties, $8 million of undeveloped land, $7 million of equipment, and $3 million of automobiles. The distribution of real estate owned and other repossessed assets among various markets included $35 million in Arizona, $18 million in Texas, $8 million in New Mexico, $8 million in Colorado, $7 million in Kansas City, $7 million in Oklahoma and $6 million in Arkansas.

The Company also has off-balance sheet obligations related to certain community development residential mortgage loans sold to U.S. government agencies with recourse. These mortgage loans were underwritten to standards approved by the agencies, including full documentation and originated under programs available only for owner-occupied properties. The outstanding principal balance of these loans totaled $345 million at September 30, 2009. These loans are primarily to borrowers in the Company's primary market areas, including $242 million in Oklahoma, $38 million in Arkansas, $20 million in New Mexico, $17 million Kansas City and $16 million in Texas. At September 30, 2009, approximately 4.81% of these loans are non-performing and 6.27% were past due 30 to 89 days. A separate reserve for credit risk of $11 million is available for losses on these loans.

Securities and Derivatives

Available for sale securities totaled $8.4 billion at September 30, 2009, up $1.1 billion since June 30, 2009. The increase in the securities portfolio included $1.0 billion of net securities purchased and a $159 million increase in the net fair value. The available for sale portfolio consisted primarily of mortgage-backed securities, including $6.9 billion fully backed by U.S government agencies and $1.2 billion privately issued by publicly owned financial institutions. The portfolio does not hold any securities backed by sub-prime mortgage loans, collateralized debt obligations or collateralized loan obligations. The Company holds no debt of corporate issuers.

The Company continued a strategy to increase holdings of mortgage-backed securities during the third quarter. This strategy recognizes attractive spreads over funding costs on these securities. Credit risk is controlled by investing in securities fully backed by U.S. government agencies. Interest rate risk is mitigated by investing in short-duration securities that would have limited extension exposure from rising interest rates.

The portfolio of available for sale securities had a net unrealized gain of $31 million at September 30, 2009, a $159 million improvement from June 30, 2009. Net unrealized gains on mortgage-backed securities issued by U.S. government agencies increased by $59 million and net unrealized losses on privately-issued mortgage backed securities decreased by $82 million.

Approximately $635 million of the privately-issued mortgage-backed securities were rated below investment grade by at least one nationally-recognized rating agency. The aggregate unrealized losses on securities rated below investment grade totaled $137 million at September 30, 2009. Aggregate losses on these same securities were $182 million at June 30, 2009. The Company recognized a $3.4 million other-than-temporary impairment charge against earnings in the third quarter related to certain mortgage-backed securities due to further declines in the projected cash flows.

Net gains on securities totaled $12.3 million for the third quarter of 2009, compared with $6.5 million for the second quarter of 2009 and $2.1 million for the third quarter of 2008.

                                                   Three Months Ended
                                      ----------------------------------------
                                          Sept. 30,      June 30,     Sept. 30,
                                            2009           2009         2008

Net gain on available for sale securities  $ 8,706     $   16,670    $    917
Gain (loss) on mortgage hedge securities     3,560       (10,199)       1,186
------------------------------------- ------------- -------------- -----------
Net gain on securities                    $ 12,266    $     6,471     $ 2,103
------------------------------------- ------------- -------------- -----------

Gain (loss) on change in fair value of
   mortgage servicing rights                 $(2,981)    $     7,865   $ (5,554)
---------------------------------------- ------------- -------------- ----------

The Company recognized $8.7 million of net gains on the sale of $377 million of available for sale securities in the third quarter of 2009 and $16.7 million of gains on the sale of $1.2 billion of available for sale securities in the second quarter of 2009. This continues a program to sell low-coupon mortgage-backed securities that were purchased at deep discounts near the beginning of the current market disruption. Securities sold are replaced with securities that are expected to have superior future total returns.

BOK Financial also maintains a portfolio of mortgage-backed securities issued by U.S. government agencies as an economic hedge against changes in the fair value of mortgage servicing rights. The fair value of mortgage servicing rights decreased $3.0 million and the fair value of mortgage hedge securities increased $3.6 million during the third quarter of 2009.

The Company has a portfolio of derivative contracts held for customer risk management programs and internal interest rate risk management programs. At September 30, 2009, the fair value of all asset contracts totaled $397 million, net of cash margin held by the Company. The largest net amount due from a single counterparty, a domestic subsidiary of a major energy company, at September 30, 2009 was $116 million. This amount was entirely offset by letters of credit issued by independent financial institutions.

Loans, Deposits and Capital

Outstanding loans at September 30, 2009 were $11.6 billion, down $458 million from June 30, 2009. Loan balances were lower across most sectors of the loan portfolio and markets due to reduced customer demand in response to current economic conditions, normal repayment trends and management decisions to mitigate credit risk by exiting certain loan types. Commercial loans decreased $346 million from June 30, 2009, primarily due to a decrease of $116 million in service sector loans, $110 million in energy sector loans and $87 million in wholesale/retail sector loans. Commercial real estate loans decreased $51 million compared to the prior quarter, primarily due to an $84 million decrease in construction and land development offset by a $34 million increase in multifamily sector loans. Residential mortgage loans decreased $4 million from the prior quarter primarily due to a $14 million decrease in permanent mortgage loans offset by a $10 million increase in home equity loans. Consumer loans decreased $57 million compared to the prior quarter primarily due to a $66 million decrease in indirect automobile loans related to the previously announced decision to curtail that business during the first quarter of 2009 in favor of a customer-focused direct approach to consumer lending.

Total deposits increased $440 million during the third quarter and totaled $15.1 billion at September 30, 2009. Demand and interest-bearing transaction deposits increased $637 million and $289 million, respectively, offset by a $487 million decrease in time deposit balances as the Company decreased higher-cost certificates of deposit. Among the lines of business, commercial banking deposits increased $519 million during the third quarter of 2009, offset by decreased consumer banking deposits of $91 million and decreased wealth management deposits of $48 million.

The Company and each of its subsidiary banks exceeded the regulatory definition of well capitalized at September 30, 2009. The Company's Tier 1 and total capital ratios were 10.56% and 14.10%, respectively, at September 30, 2009. The Company's Tier 1 and total capital ratios were 9.86% and 13.34%, respectively, at June 30, 2009. In addition, the Company's tangible common equity ratio, a non-GAAP measure, was 7.78% at September 30, 2009 and 7.55% at June 30, 2009. The increase in tangible common equity ratio was primarily due to retained earnings growth and reduced net unrealized losses on available for sale securities.

About BOK Financial Corporation

BOK Financial is a regional financial services company that provides commercial and consumer banking, investment and trust services, mortgage origination and servicing, and an electronic funds transfer network. Holdings include Bank of Albuquerque, N.A., Bank of Arizona, N.A., Bank of Arkansas, N.A., Bank of Oklahoma, N.A., Bank of Texas, N.A., Colorado State Bank & Trust, N.A., Bank of Kansas City, N.A., BOSC, Inc., Cavanal Hill Investment Management, Inc., the TransFund electronic funds network, and Southwest Trust Company, N.A. Shares of BOK Financial are traded on the NASDAQ under the symbol BOKF. For more information, visit www.bokf.com.

The Company will continue to evaluate critical assumptions and estimates, such as the adequacy of the allowance for credit losses and asset impairment as of September 30, 2009 through the date its financial statements are filed with the Securities and Exchange Commission and will adjust amounts reported if necessary.

This news release contains forward-looking statements that are based on management's beliefs, assumptions, current expectations, estimates and projections about BOK Financial, the financial services industry and the economy generally. Words such as "anticipates," "believes," "estimates," "expects," "forecasts," "plans," "projects," variations of such words and similar expressions are intended to identify such forward-looking statements. Management judgments relating to and discussion of the provision and allowance for credit losses involve judgments as to future events and are inherently forward-looking statements. Assessments that BOK Financial's acquisitions and other growth endeavors will be profitable are necessary statements of belief as to the outcome of future events based in part on information provided by others which BOK Financial has not independently verified. These statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions which are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what is expected, implied or forecasted in such forward-looking statements. Internal and external factors that might cause such a difference include, but are not limited to (1) the ability to fully realize expected cost savings from mergers within the expected time frames, (2) the ability of other companies on which BOK Financial relies to provide goods and services in a timely and accurate manner, (3) changes in interest rates and interest rate relationships, (4) demand for products and services, (5) the degree of competition by traditional and nontraditional competitors, (6) changes in banking regulations, tax laws, prices, levies and assessments, (7) the impact of technological advances and (8) trends in consumer behavior as well as their ability to repay loans. BOK Financial and its affiliates undertake no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.